                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                        (DOLLARS IN THOUSANDS)
                                   -------------------------------------------------------------------------------------------
                                       SIX
                                      MONTHS
                                      ENDED                    YEAR ENDED DECEMBER 31
                                     JUNE 30,      ---------------------------------------------------------------------------
                                       2002           2001             2000           1999            1998             1997
                                   -----------     -----------     -----------     -----------     -----------     -----------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:
  Income from continuing
    operations before income
    taxes and cumulative effect
    of accounting change, net      $   552,300     $   300,700     $   893,400     $   904,100     $   905,500     $   733,800

  Deduct/add equity in
    Undistributed (earnings)/
    loss of fifty-percent-or-
    less-owned companies                (7,240)         (1,590)         (9,640)        (18,720)        (24,070)        (19,470)

  Add interest on indebtedness,
    net                                102,220         233,440         193,000         121,520         115,700          94,780

  Add amortization of debt
    expense                              9,680          10,300           2,430           1,350           2,130           2,310

  Add estimated interest factor
    for rentals                         12,010          23,050          18,760          16,080          11,430           9,270
                                   -----------     -----------     -----------     -----------     -----------     -----------

  Earnings before income taxes
    and fixed charges and
    cumulative effect of
    accounting change, net         $   668,970     $   565,900     $ 1,097,950     $ 1,024,330     $ 1,010,690     $   820,690
                                   ===========     ===========     ===========     ===========     ===========     ===========

FIXED CHARGES:

  Interest on indebtedness         $   102,550     $   239,290     $   202,630     $   129,860     $   119,750     $    97,910

  Amortization of debt expense           9,680          10,300           2,430           1,350           2,130           2,310

  Estimated interest factor
    for rentals                         12,010          23,050          18,760          16,080          11,430           9,270
                                   -----------     -----------     -----------     -----------     -----------     -----------

  Total fixed charges              $   124,240     $   272,640     $   223,820     $   147,290     $   133,310     $   109,490
                                   ===========     ===========     ===========     ===========     ===========     ===========

PREFERRED STOCK DIVIDENDS(a)             6,820           6,820              --              --              --              --
                                   -----------     -----------     -----------     -----------     -----------     -----------

  Combined fixed charges and
    preferred stock dividends      $   131,060     $   279,460     $   223,820     $   147,290     $   133,310     $   109,490
                                   ===========     ===========     ===========     ===========     ===========     ===========

Ratio of earnings to fixed
  charges                                  5.4             2.1             4.9             7.0             7.6             7.5
                                   ===========     ===========     ===========     ===========     ===========     ===========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(b)(c)                    5.1             2.0             4.9             7.0             7.6             7.5
                                   ===========     ===========     ===========     ===========     ===========     ===========

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the third quarter 2001 pre-tax non-cash charge of $530 million and the fourth quarter 2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would have been 3.9 and 5.6 for 2001 and 2000, respectively.

(c) Prior years have not been adjusted to exclude goodwill amortization expense.

                      RESOLUTIONS OF THE PRICING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                                MASCO CORPORATION
                                  JUNE 24, 2002

         WHEREAS, Masco Corporation, a Delaware corporation (the "Company") the Company has filed Registration Statements (Nos. 333-58034 and 333-73802) on Form S-3 with the Securities and Exchange Commission, which are in effect;

         WHEREAS, the Company desires to create a series of securities under the indenture dated as of February 12, 2001 (the "Indenture"), with Bank One Trust Company, National Association, (the "Trustee"), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of this Company ("Securities") in one or more series under such Indenture; and

         WHEREAS, capitalized terms used in these resolutions and not otherwise defined are used with the same meaning ascribed to such terms in the Indenture;

         THEREFORE, BE IT RESOLVED, that there is established a series of Securities under the Indenture, the terms of which shall be as follows:

                  1. The Securities of such series shall be designated as the "5-7/8% Notes Due 2012."

                  2. The aggregate principal amount of Securities of such series which may be authenticated and delivered under the Indenture is limited to Five Hundred Million Dollars ($500,000,000), except for Securities of such series authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities of such series pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture.

                  3. The date on which the principal of the Securities of such series shall be payable is July 15, 2012.

                  4. The Securities of such series shall bear interest from June 27, 2002 at the rate of 5-7/8% per annum, payable semi-annually on January 15 and July 15 of each year commencing on January 15, 2003 until the principal thereof is paid or made available for payment. The January 1 or July 1 (whether or not a business day), as the case may be, next preceding each such interest payment date shall be the "record date" for the determination of holders to whom interest is payable.

                  5. The Securities shall be issued initially in the form of global securities registered in the name of Cede & Co., as nominee of The Depository

         Trust Company ("DTC"), and will be held by the Trustee as custodian for DTC. The Securities shall be subject to the procedures of DTC and will not be issued in definitive registered form.

                  6. The principal of and interest on the Securities of such series shall be payable at the office or agency of this Company maintained for such purpose in Chicago, Illinois or at any other office or agency designated by the Company for such purpose pursuant to the Indenture.

                  7. The Securities of such series shall be subject to redemption in whole or in part prior to maturity, at the Company's option, at a redemption price established in accordance with current market practice, substantially as follows: the redemption price shall be equal to the greater of (i) 100% of the principal amount of the Securities plus accrued interest to the redemption date, or (ii) the sum of the present values of the remaining principal amount and scheduled payments of interest on the Securities of such series to be redeemed (other than accrued interest to the redemption date), discounted to the redemption date on a semi-annual basis at the appropriate treasury rate plus 25 basis points plus accrued interest to the redemption date.

                  8. The Securities of such series shall be issuable in denominations of One Thousand Dollars ($1,000) and any integral multiples thereof.

                  9. The Securities shall be issuable at a price such that this Company shall receive Four Hundred Ninety Million Seven Hundred Sixty-Five Thousand Dollars ($490,765,000) after an underwriting discount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

                  10. The Securities shall be subject to Defeasance and discharge pursuant to Section 4.02 of the Indenture and to Covenant Defeasance pursuant to Section 10.06 of the Indenture with respect to any term, provision or condition set forth in any negative or restrictive covenant of the Company applicable to the Securities.

         FURTHER RESOLVED, that the Securities of such series are declared to be issued under the Indenture and subject to the provisions hereof;

         FURTHER RESOLVED, that the Chairman of the Board, the President or any Vice President of the Company is authorized to execute, on the Company's behalf and in its name, and the Secretary or any Assistant Secretary of the Company is authorized to attest to such execution and under the Company's seal (which may be in the form of a facsimile of the Company's seal), $500,000,000 aggregate principal amount of the Securities of such series (and in addition Securities to replace lost, stolen, mutilated or destroyed Securities and Securities required for exchange, substitution or transfer, all as provided in the Indenture) and to deliver such Securities to the Trustee for authentication, and the Trustee is authorized and directed thereupon to authenticate and deliver the same to or upon the written order of this Company as provided in the Indenture;

         FURTHER RESOLVED, that the signatures of the Company officers so authorized to execute the Securities of such series may be the manual or facsimile signatures of the present or any future authorized officers and may be imprinted or otherwise reproduced thereon, and the Company for such purpose adopts each facsimile signature as binding upon it notwithstanding the fact that at the time the respective Securities shall be authenticated and delivered or disposed of, the individual so signing shall have ceased to hold such office;

         FURTHER RESOLVED, that Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Barclays Capital Inc. and Commerzbank Capital Markets Corp. are appointed underwriters for the issuance and sale of the Securities of such series, and the Chairman of the Board, the President or any Vice President of the Company is authorized, in the Company's name and on its behalf, to execute and deliver an Underwriting Agreement, substantially in the form heretofore approved by the Company's Board of Directors, with such underwriters, with such changes and insertions therein as are appropriate to conform such Underwriting Agreement to the terms set forth herein or otherwise as the officer executing such Underwriting Agreement shall approve and as are not inconsistent with these resolutions, such approval to be conclusively evidenced by such officer's execution and delivery of the Underwriting Agreement;

         FURTHER RESOLVED, that Bank One Trust Company, National Association, the Trustee under the Indenture, is appointed trustee for Securities of such series, and as Agent of this Company for the purpose of effecting the registration, transfer and exchange of the Securities of such series as provided in the Indenture, and the corporate trust office of Bank One Trust Company, National Association, in Chicago, Illinois is designated pursuant to the Indenture as the office or agency of the Company where such Securities may be presented for registration, transfer and exchange and where notices and demands to or upon this Company in respect of the Securities and the Indenture may be served;

         FURTHER RESOLVED, that Bank One Trust Company, National Association, is appointed Paying Agent of this Company for the payment of interest on and principal of the Securities of such series, and the corporate trust office of Bank One Trust Company, National Association, is designated, pursuant to the Indenture, as the office or agency of the Company where Securities may be presented for payment; and

         FURTHER RESOLVED, that each of the Company's officers is authorized and directed, on behalf of the Company and in its name, to do or cause to be done everything such officer deems advisable to effect the sale and delivery of the Securities of such series pursuant to the Underwriting Agreement and otherwise to carry out the Company's obligations under the Underwriting Agreement, and to do or cause to be done everything and to execute and deliver all documents as such officer deems advisable in connection with the execution and delivery of the Underwriting Agreement and the execution, authentication and delivery of such Securities (including, without limiting the generality of the foregoing, delivery to the Trustee of the Securities for authentication and of requests or orders for the authentication and delivery of Securities).

                                 AMENDMENT NO. 1

                                       TO

                          FIRST SUPPLEMENTAL INDENTURE

         THIS AMENDMENT NO. 1 dated as of July 19, 2002 (the "Amendment") to the FIRST SUPPLEMENTAL INDENTURE, dated as of July 20, 2001 (the "SUPPLEMENTAL INDENTURE"), between MASCO CORPORATION, a Delaware corporation (the "ISSUER"), and BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "TRUSTEE").

                              W I T N E S S E T H:

         WHEREAS, the Issuer executed and delivered to the Trustee the Indenture dated as of February 12, 2001 (the "BASE INDENTURE"), providing for the issuance from time to time of the Issuer's senior debt securities;

         WHEREAS, the Issuer issued $1,901,360,000 aggregate principal amount at maturity of Zero Coupon Convertible Senior Notes Due 2031 (the "NOTES") under the Supplemental Indenture;

         WHEREAS, the Issuer desires to amend the terms of the Notes to encourage holders of the Notes not to exercise their right to cause the Issuer to repurchase the Notes from the Holders on July 22, 2002 (the first Business Day after July 20, 2002);

         WHEREAS, Sections 9.01(b) of the Base Indenture provides, among other things, that the Issuer, when authorized by a resolution of its Board of Directors certified to the Trustee, and the Trustee may enter into an indenture supplemental to the Base Indenture without the consent of any Holder to add to the covenants of the Issuer for the benefit of the Holders of Securities; and

         WHEREAS, all requirements necessary to make this Amendment a valid and binding instrument in accordance with its terms, have been duly performed and complied with, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects and the Issuer has delivered to the Trustee an Officers' Certificate and Opinion of Counsel as required by Sections
1.02 and 9.03, respectively, of the Base Indenture.

         NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the
Notes:

                                   ARTICLE 1
                  DEFINITIONS; EFFECT OF SUPPLEMENTAL INDENTURE

         SECTION 1.01. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning assigned to such terms in the Supplemental Indenture, the Base Indenture and the Notes.

         SECTION 1.02. Effect of Supplemental Indenture. This Amendment is intended to amend and supplement the terms only of the Notes and shall not be construed to amend or supplement the terms of any Securities, other than the Notes, issued or to be issued under the Supplemental Indenture or the Base Indenture.

                                   ARTICLE 2
                             SUPPLEMENTAL PROVISIONS

         SECTION 2.01. Additional Repurchase Date. Pursuant to the terms described in the Notes and the Supplemental Indenture, holders of Notes may require the Issuer to repurchase the Notes on July 20, 2002, January 20, 2005, January 20, 2007, July 20, 2011, July 20, 2016, July 20, 2021 and July 20, 2026
(each, a "PURCHASE DATE"). In addition to the foregoing Purchase Dates, Holders of Notes shall be entitled to require the Issuer to repurchase the Notes on April 20, 2004 (the "ADDITIONAL PURCHASE DATE"). For all purposes of the Notes, the Additional Purchase Date shall be deemed a Purchase Date. The Purchase Price of a Note shall be $429.57 payable in cash on April 26, 2004 (in accordance with Section 4.03(h) of the Supplemental Indenture as if April 26, 2004 were the Business Day immediately following the April 20, 2004 Purchase Date), notwithstanding anything else to the contrary in the First Supplemental Indenture, the Base Indenture or the Notes.

         Section 2.02. Trustee's Acceptance. The Trustee affirms its acceptance of the trusts created by the Base Indenture, the First Supplemental Indenture and the Notes, as supplemented by this Amendment, and agrees to perform the same upon the terms and conditions of the Base Indenture, the First Supplemental Indenture and the Notes, as supplemented by this Amendment.

                                   ARTICLE 3
                                  MISCELLANEOUS

         SECTION 3.01. Instruments to Be Read Together. This Amendment is an amendment to the First Supplemental Indenture, the Base Indenture and the Notes, and the Base Indenture, the First Supplemental Indenture, the Notes and this Amendment shall henceforth be read together.

         SECTION 3.02. Confirmation. The Base Indenture, the First Supplemental Indenture and the Notes, as amended and supplemented by this Amendment, is in all respects confirmed and preserved.

         SECTION 3.03. New York Law to Govern. This Amendment shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

         SECTION 3.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 3.05. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 3.06. Effectiveness. This Amendment shall become effective when executed and delivered by the Issuer and the Trustee.

         Section 3.07. Successors and Assigns of Issuer Bound by Supplemental Indenture. All the covenants, stipulations, promises and agreements in this Amendment contained by or in behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

         Section 3.08. Severability. In case any provisions in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 3.09. Benefits of the Agreement. Nothing in this Amendment, express or implied, shall give to any Person, other than the parties hereto and their successors under the Base Indenture and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or the Supplemental Indenture.

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                                        MASCO CORPORATION

                                        By: /a/ Timothy Wadhams
                                            ------------------------------------
                                             Name:  Timothy Wadhams
                                             Title: Vice President and
                                                       Chief Financial Officer

                                        BANK ONE TRUST COMPANY,
                                           NATIONAL ASSOCIATION,
                                           as Trustee

                                        By: /s/ Chris Holly
                                            ------------------------------------
                                             Name:  Chris Holly
                                             Title: Vice President